Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our report dated July 29, 2015, with respect to the consolidated balance sheet of Diageo plc as of June 30, 2015 and the related consolidated income statements, and consolidated statements of comprehensive income, changes in equity and cash flows for each of the years in the two-year period then ended, which report appears in the June 30, 2016 annual report on Form 20-F of Diageo plc.

Registration statements on Form F-3 of Diageo plc (No. 333-202774), Diageo Finance B.V. (No. 333-202774-01), Diageo Capital plc (No. 333-202774-02) and Diageo Investment Corp (No. 333-202774-03)

Registration statements on Form S-8 of Diageo plc (File No. 333-153481, 333-154338, 333-162490, 333-169934, 333-182315, 333-206290)

/s/ KPMG LLP

London, England

9 August 2016